UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Jagir Baxi

ExxonMobil, Qatar Vice President and Ventures Manager

American Institute of Chemical Engineers

Natural Gas Utilization Workshop,

Remarks made April 24, 2021, and available April 25, 2021

Transcript:

Hello everyone. My name is Jagir Baxi, Vice President and Ventures Manager at ExxonMobil in Qatar. To all the participants of this 2021 Natural Gas Utilization Workshop, I hope that you and your families are remaining safe and well in light of the COVID pandemic that we’re all facing. Also Ramadan Mubarak to all those of you who are celebrating Ramadan this month.

I would like to acknowledge the presence and contribution from His Excellency Dr. Mohammed bin Saleh Al-Sada, with whom I share this keynote session. And also acknowledge the presence and contribution of my senior industry colleague Sheikh Khalid bin Khalifa al-Thani for his opening plenary. Thanks also to Texas A&M at Qatar and the American Institute of Chemical Engineers for sponsoring this event.

In this keynote, I am pleased to share with you some insights from ExxonMobil on the role of natural gas in a lower carbon future. And on ExxonMobil’s role in the natural gas industry in Qatar. To start with, my presentation today will contain some forward looking statements. What you see here is a detailed cautionary statement that was used when elements of what I’ll present today were publicly shared by ExxonMobil with the investor community recently. I won’t read out all the details, but simply to state that all forward looking statements are built on an underlying set of assumptions. And as a consequence, actual future results could differ materially due to a number of factors.

ExxonMobil has a long and successful history in Qatar that goes back more than half a century. In Qatar, ExxonMobil has partnered with Qatar Petroleum to develop the North Field, the world’s largest non-associated natural gas field, through joint ventures operated by Qatargas Operating Company. ExxonMobil participates in 12 of the 14 LNG trains, the associated shipping, and then further downstream of the LNG value chain in two LNG receiving terminals in Europe. We also participate in domestic gas projects in Qatar, namely Al Khaleej and Barzan, as well as in Qatar’s largest condensate refinery complex, the Laffan Refinery. And in 2019, ExxonMobil and Qatar Petroleum partnered in the development of the Golden Pass LNG Export Project located in Sabine Pass in Texas, USA.

We continue to work actively with Qatar Petroleum to progress other international energy project partnerships that can further the portfolio of both companies. We are indeed proud to be a major partner in Qatar’s ascent to its preeminent global position as a natural gas producer and a global LNG sales country. We look forward to continued success in future projects with our partners Qatar Petroleum and the State of Qatar.

Let me begin with some important context, the world needs energy. With the growing global population that is seeking greater economic prosperity, the demand for affordable and reliable energy will increase, particularly in developing countries. Consider for a moment that it takes the same annual amount of electricity to run a refrigerator in the USA as an average person in a developing country consumes in an entire year. Average energy used by a person in India or Africa is 10% of that, of someone in the United States. Now meeting future energy demand requires a diverse, interconnected mix of energy sources, which must also collectively reduce emissions. The Intergovernmental Panel on Climate Change, or IPCC, which is the United Nations body for assessing the science related to climate change, has developed models on future energy demand and mix, and are amongst the most respected and cited models in the world. At ExxonMobil, we use the IPCC’s projections along with other third party projections in developing our strategies and plans. As shown in the middle bar chart, and the high and low ranges to its right, the IPCC lower 2 degrees scenarios project a variety of global energy demand outcomes with differences in absolute demand and in energy mix. The middle bar shows the average estimated energy demand and mix in 2040. And you can compare that with the 2019 total demand of energy reported by the International Energy Agency on the left. On average, the scenarios project that by 2040 wind and solar will grow to be more than tenfold what it is today. And the use of coal will significantly decrease. Importantly, those scenarios project an essential role for natural gas and oil, as do other third party scenarios that meet the objectives of the Paris Agreement. To understand what’s happening here, let’s look at what’s driving the continued need for natural gas and oil.

The continuing demand for natural gas and oil is concentrated in three sectors, as illustrated in this pie chart. Power generation, industrial and commercial transportation. A growing global population with higher living standards drives the demand for power generation for electricity. Growing economies lead to higher levels of industrial activity and that requires higher density fuel and feedstock. And both growing populations and greater industrialization also increase the demand for commercial transportation. The IPCC projects that these three sectors will account for about 80% of energy demand by 2040. And that’s a similar level to today. There is currently a lack of alternatives to meet the full range of needs in these three important sectors that underpin modern living standards. As a result, for society to meet its ambitions for a lower carbon energy future, emissions in these three hard to decarbonize sectors needs to be addressed.

On this chart, we can take a closer look at the challenges in each sector and how they can be addressed. Now firstly to further reduce emissions, innovations are required. The International Energy Agency reports that only six of the estimated 46 technologies that would be needed to accomplish the emissions reductions expectations are on track today. Looking at power generation, society needs on demand electricity around the clock. Today, natural gas represents a lower carbon alternative to coal, and when natural gas is used to generate power, it produces around 60% less CO2 emissions compared to coal. So natural gas in power generation offers an immediate, large scale and proven option to make significant progress in lowering global emissions. Wind and solar provide an even greater emissions reduction. However, both wind and solar are challenged by intermittency, and in many places around the world, insufficient days when sun or wind is a major contributor. Batteries can help, but a breakthrough in battery energy density is needed for cost effective long term storage. Gas-fired power generation remains an option where emissions can be captured and stored. Hydrogen can also be a solution if the cost of production can be lowered. All of these potential solutions for power generation requires significant technology advances.

In commercial transportation, large trucks and ships and airplanes require significant power, an energy density to achieve the needed scale and range of transportation. Today’s batteries lack sufficient energy density for these heavy duty applications. And batteries end up too costly, too heavy, or take too long to recharge, making them impractical. Breakthroughs in battery technology and in hydrogen will be needed to reduce emissions in the heavy duty transport area. Also, lower costs biofuels that don’t compete for food, fresh water or land could also provide a lower carbon alternative. However, all of these do require technology advances.

In the industrial sector, many of the manufacturing process used to produce the goods that support modern life, require intense heat. Today there is almost no alternative fuel that meets this requirement. Hydrogen offers one possibility, but lowering the total cost of production is required. Alternatively, emissions from these processes could be captured, utilized and stored with advances that lower the cost and capability of carbon capture and storage.

So as you can see, there are significant technical challenges for each of these three sectors. Solving these challenges will require the combined efforts of businesses and governments and academia. And I do believe that in forums like the ones you’re participating in at this workshop, provides the opportunity to further the discussion on these technology options.

Now, ExxonMobil has continued to innovate to reduce emissions. Our efforts in each sector is supported by decades of operating in commercial experience, engineering capabilities, and course science competencies. Today, ExxonMobil is the world’s leader in carbon capture, responsible for more than 40% of all the CO2 ever captured. ExxonMobil was the first company in the world to capture more than 120 million tons of carbon dioxide, which is equivalent to the annual emissions of more than 25 million cars. Since 2000 we have also reduced and avoided nearly 320 million tons of emissions through energy efficiency initiatives and cogeneration projects. Today we have an interest in approximately 5,400 megawatts of cogeneration across more than 100 installations around the world.

We also provide an extensive portfolio of products that help customers lower their emissions. For example, natural gas for power generation, but also lubricants for wind turbines, thermal fluids for electric vehicles, and lightweight materials for automotive and packaging industries. ExxonMobil is also a supporter of third party production of lower emissions energy. Today we are the second largest buyer of wind and solar power in the oil and gas industry and amongst the top 5% of all companies globally. We purchase roughly 600 megawatts of lower emissions energy annually. In addition, we purchase and distribute more than 50 million barrels of biofuels annually. So ExxonMobil has a long history of new technologies that address these kinds of challenges. We remain committed to position ExxonMobil as a leader in societies drive for a lower carbon future.

Let’s return back to where I started. The projected demand for energy in 2040. Using the IPCC’s lower two degree scenario, natural gas and oil remain essential to the global energy mix, making up almost half the energy mix in 2040. In meeting this projected level of natural gas and oil, investments will be needed to offset the natural depletion rate of about 5 to 7% per year that occurs, as shown on the chart on the right. Under the average of the IPCC two degree scenarios, demand for oil is expected to be at about 75 million barrels per day in 2040. Without any further investment, depletion would reduce the global supply to about 22 million barrels per day, leaving a gap of about 50 million barrels per day short of what would be needed in 2040 in a 2 degree world. The International Energy Agency is estimated that on such a two degree pathway, almost $12 trillion of investment in natural gas and oil will be needed between today and 2040. So while the energy industry collectively works to achieve a lower carbon future, we must also continue our work now to meet the continuing demand for energy products that are required for meeting modern life.

Just returning back to ExxonMobil in Qatar. We remain committed to supporting Qatar in achieving its National Vision 2030, and also in reaching Qatar’s ambitions under the Paris Agreement. To that end, in 2019 ExxonMobil launched the Qatar Carbon Management Initiative, or QCMI for short. QCMI is part of our ExxonMobil Research Qatar affiliate, which is based at the Qatar Science and Technology Park. This research initiative is aimed at supporting Qatar in addressing the dual challenge of providing reliable and affordable natural gas through LNG to the world while minimizing environmental impact. Our efforts are focused on Qatar’s LNG value chain, but the research and methodologies have application across a range of economic sectors in the country. Addressing the dual challenge is a complex, long-term effort, and it requires a systematic approach to identifying technology and policy options to manage and minimize emissions across the entire LNG value chain. We also believe that it is unlikely that any one single technology will solve the dual challenge. Therefore, a systematic research effort like QCMI, QCMI is designed to help look forward to plan, anticipate, and respond to all the factors that can shape that challenge. We see QCMI serving a unique opportunity for collaboration amongst all the stakeholders in the Qatar energy sector, such that it leads to real, an impactful progress in addressing the dual challenge.

I’d like to close by sharing my personal perspective about my industry, the energy industry, and how I feel about my role in it. What my industry offers its consumers fundamentally underpins modern society. I believe that my industry’s mission – which is to provide affordable and reliable energy that is needed by the modern world and that drives human progress – plays an enormous role in freeing people around the world from grinding poverty from heavy labor of unindustrialized economies, from avoiding primitive cooking fuels that expose themselves to indoor air pollution as people cook, from having to study under candle lights or torches rather than modern electrical lighting, and from not having access to all kinds of essential and discretionary services that we take for granted in a modern society. The United Nations Sustainable Development Goals has also recognized the importance of energy through its goal #7 on affordable and clean energy. The goal articulates that without electricity, women and girls spend hours fetching water, clinics cannot store vaccines, children cannot do homework at night, and people cannot run competitive businesses. So through my job, and in my industry, I get to support a healthier, safer, more prosperous world. And as the world in my industry respond to both the demand for energy and the response to climate change, I get to be a part of contributing to meeting that dual challenge in a meaningful and significant way.

Thank you for your attention, and I wish all of you a productive and engaging workshop ahead.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.